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                                                                 EXHIBIT (A)(5)





REEDY RIVER PROPERTIES, L.L.C.
P.O. Box 19059
Greenville, SC 29602


CONTACT: Edward McCarthy of Beacon Hill Partners, Inc.
         (212) 843-8500



FOR IMMEDIATE RELEASE




         GREENVILLE, SOUTH CAROLINA, November 19, 1997--Reedy River Properties, L.L.C. today announced that it has extended the expiration date of its outstanding tender offers for limited partnership interests in Consolidated Capital Institutional Properties and Consolidated Capital Institutional Properties/2. The expiration date for each tender offer has been extended to 12:00 midnight, New York time, on Friday, November 28, 1997. The offers were previously scheduled to expire at 12:00 midnight on Wednesday, November 26, 1997.

         Reedy River reported, based on information provided by the depositary for the offers, that as of the close of business on November 18, 1997, approximately 7,598 interests had been tendered pursuant to the Consolidated Capital Institutional Properties offer and approximately 51,165.6 interests had been tendered pursuant to the Consolidated Capital Institutional Properties/2 offer.

         For further information, please contact Beacon Hill Partners at (800) 854-9486, which is acting as the Information Agent for the offers.


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